Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC
ACCOUNTING FIRM

May 12, 2021

Board of Directors of AppMail, Inc.:

We hereby consent to the inclusion in the Offering Circular filed under Regulation A on Form 1-A of our reports dated April 20, 2021, with respect to the restated balance sheets of AppMail, Inc. as of December 31, 2020 and 2019 and the related restated statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

/s/ IndigoSpire CPA Group LLC

Aurora, CA

May 12, 2021